EXHIBIT 14

Code of Ethics
For Employees, Officers, and Directors
Amended November 2008

Summary

Since 1994, when Redwood Trust, Inc. (“Redwood Trust” or the “Company”) was founded, we have built a reputation for the highest standards of integrity and responsibility. You should maintain these standards in connection with all of your work at Redwood Trust.

Conflicts of Interest

Conflicts of interest involving you and the Company are prohibited. A “conflict of interest” occurs when an individual’s private interest interferes in any way — or even appears to interfere — with the interests of the Company as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives an improper personal benefit as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees, officers and directors are of special concern. You must ensure that any existing or anticipated commitments do not materially interfere with Redwood Trust’s interests or your service to Redwood Trust. Potential conflicts of interest, and any appearance of a conflict of interest, involving an employee must be immediately communicated to the Chief Executive Officer (CEO), President or one of the Chief Operating Officers (COOs), or you may use the hotline to call the Chair of the Governance and Nominating Committee of the Board of Directors designated in the most recent memorandum from the Governance and Nominating Committee to All Redwood Trust Employees re: Employee Complaint Procedure (the “Employee Complaint Procedure”). Upon receipt of information regarding a potential conflict of interest, the Board of Directors (with respect to matters involving a director or any officer holding the position of Vice President or a position senior to Vice President) or the Chief Financial Officer (with respect to matters involving any other employee) will determine whether there is an actual conflict of interest prohibited by this Code.

Corporate Opportunities and Personal Benefit

You are prohibited from (a) taking for yourself, personally, opportunities that are discovered through the use of Company property, information or position; (b) using Company property, information, or position for personal gain; and (c) competing with the Company. You owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Other than the compensation received for services by Redwood Trust, you may not receive any personal profit or advantage in connection with any transaction or operations involving Redwood Trust.

Proper Use of Company Assets

You should use Redwood Trust’s assets only for legitimate business purposes and you should strive to prevent any carelessness or waste with regard to these assets. Information, intellectual property, and innovative ideas are valuable Redwood Trust assets. These intangible assets must be appropriately managed and protected.

Confidentiality

You must maintain the confidentiality of information entrusted to you by Redwood Trust or its customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to the Company’s competitors, or harmful to the Company or its customers, if disclosed.

Fair Dealing

You should deal fairly with Redwood Trust’s customers, suppliers, competitors, and employees. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Protection and Proper Use of Company Assets

All employees, officers and directors should protect Redwood Trust’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes. You should strive to prevent any carelessness or waste with regard to these assets.

Complying with Applicable Laws and Regulations

You must not take any action on behalf of Redwood Trust or its subsidiaries that violates the letter or spirit of any law, rule or regulation. You must comply with all laws, rules and regulations (including insider trading laws) that apply to Redwood Trust, including its status as a publicly traded company. Insider trading is both unethical and illegal and will be dealt with decisively.

Reporting of Any Illegal or Unethical Behavior

If you become aware of any non-compliance with or infraction of this Code by you or by any director, officer or employee of the Company, or if you become aware of any violation of the letter or spirit of any law, rule or regulation applicable to the Company by you or by any director, officer or employee of the Company, in the course of duties performed for the Company, you must immediately report it to the CEO, President, one of the COOs or the Chair of the Governance and Nominating Committee of the Board of Directors as set forth in the Employee Complaint Procedure. If you are a director or officer, you must also communicate any suspected violation promptly to the Chair of the Governance and Nominating Committee. If you have any concern about any accounting, internal accounting controls, or auditing matter, you must report it to the Chair of the Governance and Nominating Committee. Redwood Trust will not allow any retaliation for good faith reporting. When in doubt about the best course of action in a particular situation, you should talk to your supervisor, manager or other appropriate person, or you may use the hotline to call the Chair of the Governance and Nominating Committee designated in the Employee Complaint Procedure. Upon receipt of information regarding a possible non-compliance with or infraction of this Code, the Board of Directors (with respect to matters involving a director or any officer holding the position of Vice President or a position senior to Vice President) or the Chief Financial Officer (with respect to matters involving any other employee) will determine whether there is an actual non-compliance with or infraction of this Code.

Fair and Accurate Disclosures

You should strive to ensure full, fair, timely, and understandable disclosure in reports for which you are responsible that are filed with or submitted to the Securities and Exchange Commission or in any other public communication.

Commercial Bribery

Redwood Trust prohibits commercial bribes, kickbacks, and other similar payoffs and benefits paid to any suppliers or customers.

Gifts or Favors

You may not accept gifts or favors that exceed social or business norms. You may generally accept inexpensive promotional items and normal business meals and entertainment. You must exercise care in accepting any gift if there could be influence, or the appearance of influence, on your actions on behalf of Redwood Trust as a result.

Investment in Other Businesses

You may not have a personal or family financial interest in any Redwood Trust supplier, customer, or competitor that might cause divided loyalty. Owning publicly-traded securities in these companies is generally allowed in situations that do not conflict with the spirit of this Code of Ethics. If you become aware of any interest that might cause a divided loyalty or that creates the appearance of a divided loyalty, you must report it immediately to the CEO, President, one of the COOs or the Chair of the Governance and Nominating Committee. Upon receipt of information regarding an interest that might cause a divided loyalty or that creates the appearance of a divided loyalty, the Board of Directors (with respect to matters involving a director or any officer holding the position of Vice President or a position senior to Vice President) or the Chief Financial Officer (with respect to matters involving any other employee) will determine whether there is an interest that might cause a divided loyalty in violation of this Code.

Political Activities

Redwood Trust encourages you to participate in the political process on your own time, as long as you take care not to imply that you are acting on behalf of Redwood Trust. Your personal contributions must not be made with, or reimbursed by, Redwood Trust funds. Your individual participation must be completely voluntary and must occur during non-working hours. It may not involve the use of Redwood Trust funds, personnel time, equipment, supplies, or facilities.

Relationship to Other Policies

If you are a Redwood Trust employee, the Employee Policies also apply to you. In addition, other Policies and Procedures may apply to your role within Redwood Trust. You are required to review these policies at least annually and ensure your compliance on an ongoing basis. Your actions will be governed by applicable law and, if you are an officer or a director, your actions will be governed by the Company’s charter and Bylaws. If you are a member of any Board committees, the applicable committee charter also provides guidance regarding your duties.

Accountability for Adherence to the Code

You are accountable for your adherence to this Code of Ethics. Possible violations will be investigated by the Board, a Board committee or persons designated by the Board and appropriate action will be taken in the event of any violation of this Code. If you violate the spirit or letter of this Code (or if you fail to report any violation of this Code), you will be subject to disciplinary action, which may include termination of employment.

Annual Review

You are required to review this Code of Ethics at least annually.

Amendment and Waiver

Only the Board of Directors may amend this Code of Ethics or grant a waiver for a specific non-compliance for a director or any officer holding the position of Vice President or a position senior to Vice President. The Chief Financial Officer of the Company may grant a waiver for a specific non-compliance for any other employee, and will report the waiver so granted to the Board of Directors. The Company will promptly disclose any waiver to its stockholders and otherwise, as required by applicable laws and regulations.